Exhibit 2.4

THIRD AMENDMENT

TO EQUITY INTEREST PURCHASE AGREEMENT,

WAIVER AND ACKNOWLEDGEMENT

This Third Amendment to Equity Interest Purchase Agreement, Waiver and Acknowledgement dated as of March 31, 2014 (this “Amendment”) is among Tropicana St. Louis LLC, a Delaware limited liability company (“Buyer”), Pinnacle Entertainment, Inc., a Delaware corporation (“Parent”), Casino Magic, LLC, a Minnesota limited liability company (“Holdco”, together with Parent, “Sellers”), and Casino One Corporation, a Mississippi corporation (“Target”), PNK (ES), LLC, a Delaware limited liability company (“ES”), PNK (ST. LOUIS RE), LLC, a Delaware limited liability company (“RE”), and PNK (STLH), LLC, a Delaware limited liability company (“STLH”, and together with ES, RE and Target, hereafter collectively referred to as the “Companies,” and any one of them individually as a “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement.

WHEREAS, Buyer, Sellers and the Companies are parties to that certain Equity Interest Purchase Agreement dated as of August 16, 2013 (as amended by that letter agreement dated September 4, 2013 and the Second Amendment to Equity Interest Purchase Agreement dated as of March 31, 2014, among the parties hereto, the “Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Sellers have agreed to sell the Equity Interests to Buyer, and Buyer has agreed to purchase the Equity Interests from Sellers;

WHEREAS, Buyer, Sellers and the Companies desire to amend the Purchase Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 13.13 of the Purchase Agreement, Buyer desires to waive compliance by Sellers with certain agreements and conditions contained in the Purchase Agreement, as set forth in this Amendment; and

WHEREAS, Buyer desires to acknowledge that certain deliveries by Sellers or the Companies satisfy certain agreements and conditions contained in the Purchase Agreement, as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.

AMENDMENTS TO PURCHASE AGREEMENT

Section 1.1.      Section 4.2 of the Purchase Agreement.

(a)        Section 4.2(h) (“Obligation of Special Assessment for Community Improvement District”) of the Purchase Agreement is hereby amended by deleting the heading and text of the subsection in its entirety and replacing it with the words “[Intentionally omitted].”

(b)        Section 4.2(j) (“Agreement between Buyer and Four Seasons Hotels Limited”) of the Purchase Agreement is hereby amended by deleting the heading and the text of Section 4.2(j) in its entirety and replacing it with the following:

“Four Seasons Letter.    Buyer and Sellers have delivered to each other the fully executed letter dated November 5, 2013 by and among Buyer, Parent and the Four Seasons Hotels Limited, wherein the Four Seasons Hotels Limited confirmed that no consent is required under Section 19.03 of the Hotel Management Agreement or under Section 19.03 of the Hotel License Agreement (the “Four Seasons Letter”).”

(c)        Subsection (iii) of Section 4.2(p) (“Assignments”) of the Purchase Agreement is hereby amended by deleting the term “Sellers Disclosure Letter” at the end of the subsection and inserting in its place the words “Company Disclosure Letter”.

Section 1.2.      Section 8.11(d) of the Purchase Agreement.    Section 8.11(d) (“Front Money”) of the Purchase Agreement is hereby amended by deleting the text of the subsection in its entirety and replacing it with the following:

“The Companies are not required to submit a plan for the inventory of the Front Money at the Casino with applicable Gaming Authorities because the Companies do not hold Front Money at the Casino.”

Section 1.3.      Section 8.20 of the Purchase Agreement.    Section 8.20 (“Agreement between Buyer and Four Seasons Hotels Limited”) of the Purchase Agreement is hereby amended by deleting the heading and text of Section 8.20 in its entirety and entirety and replacing it with the words “[Intentionally omitted].”

Section 1.4.      Section 13.1 of the Purchase Agreement.

(a)        Section 13.1(a) of the Purchase Agreement is hereby amended as follows:

(i)	by inserting the following definition in alphabetical order: “”CID” means the Riverside Community Improvement District.” and

(ii)

by deleting the phrase “of the Company Disclosure Schedule” from the definition of “Excluded Contracts” such that after giving effect to such deletion, the definition shall read in its entirety as follows:

““Excluded Contracts” means all Contracts identified as such in Schedule A.”

(b)        Section 13.1(b) of the Purchase Agreement is hereby amended by deleting the terms “Four Seasons Agreement”, “CID” and “CID Special Assessment”.

Section 1.5.      Section 6.8 of the Company Disclosure Letter.    Section 6.8 of the Company Disclosure Letter is hereby amended by adding the Agreements listed on Exhibit B attached to this Amendment under the headings shown therein.

Section 1.6.    Schedule A to the Purchase Agreement.    Schedule A to the Purchase Agreement is hereby amended by adding the agreements listed on Exhibit C attached to this Amendment under the headings shown therein.

ARTICLE II.

WAIVERS

Section 2.1.     Waiver of Sellers Closing Deliveries.  Buyer hereby irrevocably waives the following deliveries of Sellers set forth in Section 4.2 (“Deliveries at Closing”) of the Purchase Agreement by reason of the expiration of the referenced contracts or at the request of Buyer:

(a)      Assignment of the 2011 Executive Box Suite Extension dated April 1, 2011 between the St. Louis Rams Partnership and Parent as required by Section 4.2(p) (“Assignments”) of the Purchase Agreement;

(b)      Assignment of the Term Sheet for 2011-2013 MLB Seasons between the St. Louis Cardinals and Parent as referenced in Section 8.8(a) (“Certain Consents”) of the Company Disclosure Letter;

(c)      Assignment of the Sponsorship Agreement dated August 31, 2011 between the St. Louis Ram Partnership and Parent as referenced in Section 8.8(a) (“Certain Consents”) of the Company Disclosure Letter; and

(d)      Assignment of the Kronos Sales, Software License and Service Agreements dated November 3, 2006 by and between Kronos Incorporated and Parent, as amended by Addendum Rev. 102509B dated July 15, 2011, as referenced in Section 8.8(a) (“Certain Consents”) of the Company Disclosure Letter.

Section 2.2.     Waiver of Endorsement of Owner’s Title Insurance Policy.  Buyer hereby irrevocably waives Seller’s obligation under Section 8.22 to obtain the endorsement to Owner’s Title Insurance Policy issued by Land American Title Insurance Company showing RE as the owner.

ARTICLE III.

ACKNOWLEDGEMENTS

Section 3.1.    Transition Services Agreement.    Buyer and Sellers hereby agree and acknowledge that the form of Transition Services Agreement attached hereto as Exhibit A is in form and substance reasonably satisfactory to them and will satisfy Section 4.2(f) of the Purchase Agreement when executed and delivered at the Closing.

Section 3.2.    Four Seasons Letter.  The parties hereby agree and acknowledge that the Four Seasons Letter satisfies the requirements of Section 4.2(o) of the Purchase Agreement with respect to item 2 of Section 4.2(o) of the Sellers Disclosure Letter.

Section 3.3.    Assignment and Assumption of Redevelopment Agreement.  The parties hereby agree and acknowledge that the Assignment and Assumption of Redevelopment Agreement dated February 12, 2014 (and effective upon the Closing Date) by and among Parent, Target, Tropicana and the LCRA (the “Executed Assignment and Assumption of Redevelopment Agreement”), which has been executed and delivered by all parties thereto, satisfies the requirements of Section 4.2(i) and the requirements of Section 4.2(o) of the Purchase Agreement with respect to item 1 of Section 4.2(o) of the Sellers Disclosure Letter.

Section 3.4.    Allocation of Fees of LCRA under Redevelopment Agreement.  Subject to the terms of Section 11 of the Executed Assignment and Assumption of Redevelopment Agreement, at closing (a) Sellers shall pay all of the fees of the LCRA and the City of St. Louis permitted to be submitted pursuant to Section 11 of the Executed Assignment and Assumption of Redevelopment Agreement incurred on or prior to August 15, 2013, and (b) Sellers shall pay 50% and Buyer shall pay 50% of the fees of the LCRA and the City of St. Louis permitted to be submitted pursuant to Section 11 of the Executed Assignment and Assumption of Redevelopment Agreement incurred after August 15, 2013.

Section 3.5.    National Blues Museum.  The parties hereby agree and acknowledge that Parent has paid the final Two Million Dollars ($2,000,000) contribution to the National Blues Museum required by Section 1(A)(a) of that certain Seventh Amendment to Redevelopment Agreement dated as of December 11, 2012 by and between the LCRA and Parent. The parties contemplate that the National Blues Museum and Target will negotiate a sponsorship agreement after the consummation of the transactions contemplated by the Purchase Agreement.

Section 3.6.    Assignment and Assumption of Chase Resorts Agreement.  Parent hereby assigns, transfers, conveys and delivers to Target all right, title and interest in, and Target hereby assumes the rights and obligations of Parent under that certain Agreement, dated as of May 10, 2007, between Four Seasons Hotels Limited, Chase Resorts, Inc. and Parent.

ARTICLE IV.

MISCELLANEOUS

Section 4.1.    Effect of Amendment.  This Amendment shall amend the Purchase Agreement on and as of the effective date hereof, and the Purchase Agreement shall remain in full force and effect, as amended hereby, from and after such effective date in accordance with its terms.

Section 4.2.    Entire Agreement.   The Purchase Agreement, this Amendment and all documents and instruments referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, provided that the Confidentiality Agreement shall remain in full force and effect after the Closing pursuant to the terms thereof.

Section 4.3.    Counterparts.     This Amendment may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.4.    Governing Law.    This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within the State of Delaware, without regard to the conflicts of laws principles thereof.

[The next page is the signature page]

SIGNATURE PAGE TO THIRD AMENDMENT

TO EQUITY INTEREST PURCHASE AGREEMENT

The parties hereto have caused this Third Amendment to Equity Interest Purchase Agreement to be executed as of the date first written above.

BUYER			HOLDCO
TROPICANA ST. LOUIS LLC,			CASINO MAGIC, LLC,
a Delaware limited liability company			a Minnesota limited liability company

			By:	Pinnacle Entertainment, Inc., a Delaware
By:	/s/ Lance J. Millage			corporation
	Lance J. Millage,			Its Sole Member
Executive Vice President and Chief Financial Officer
				By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez,
President and Chief Financial Officer
TARGET			ES
CASINO ONE CORPORATION,			PNK (ES), LLC,
a Mississippi corporation			a Delaware limited liability company

			By:	Pinnacle Entertainment, Inc., a Delaware
corporation
By:	/s/ Carlos A. Ruisanchez			Its Sole Member
Carlos A. Ruisanchez, Treasurer
				By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez,
President and Chief Financial Officer

STLH			The undersigned, as guarantor of the “Guaranteed Obligations” under the Limited Guarantee dated as of August 16, 2013 by the undersigned in favor of the Sellers, has reviewed the foregoing Amendment and hereby consents to its terms. The undersigned further acknowledges that the obligations under the Amendment constitute Guaranteed Obligations and reaffirms its obligations under the Limited Guarantee.
PNK (STLH), LLC,
a Delaware limited liability company

By:	Pinnacle Entertainment, Inc., a Delaware
corporation
Its Sole Member

	By:	/s/ Carlos A. Ruisanchez	TROPICANA ENTERTAINMENT, INC.,
	Carlos A. Ruisanchez,		a Delaware corporation
President and Chief Financial Officer

			By:	/s/ Lance J. Millage
Lance J. Millage,
Executive Vice President and
Chief Financial Officer

SIGNATURE PAGE TO THIRD AMENDMENT

TO EQUITY INTEREST PURCHASE AGREEMENT

PARENT		RE
PINNACLE ENTERTAINMENT, INC.		PNK (ST. LOUIS RE), LLC,
a Delaware corporation		a Delaware limited liability company

		By:	Pinnacle Entertainment, Inc., a Delaware
corporation
By:	/s/ Carlos A. Ruisanchez		Its Sole Member
Carlos A. Ruisanchez,
President and Chief Financial Officer
			By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez,
President and Chief Financial Officer

EXHIBIT A

Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of                     , 20    by and among Tropicana St. Louis, LLC, a Delaware limited liability company (“Buyer”), and Pinnacle Entertainment, Inc., a Delaware corporation (“Parent”). Each of Buyer and Parent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise herein defined shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, Buyer, Parent and Casino Magic, LLC, a Minnesota limited liability company (“Holdco”, together with Parent, “Sellers”), Casino One Corporation, a Mississippi corporation (“Target”), PNK (ES), LLC, a Delaware limited liability company (“ES”), and PNK (ST. LOUIS RE), LLC, a Delaware limited liability company (“RE”), and PNK (STLH), LLC, a Delaware limited liability company (“STLH”, and together with ES, RE and Target, hereafter collectively referred to as the “Companies,” and any one of them individually as a “Company”), are parties to that certain Equity Interest Purchase Agreement, dated as of August 16, 2013, as amended (the “Purchase Agreement”), pursuant to which Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase, all of the issued and outstanding membership interests of the Companies;

WHEREAS, the Companies are engaged in the business of operating (a) that certain casino located in St. Louis, Missouri and commonly known as Lumière Place Casino, (b) that certain hotel located in St. Louis, Missouri and commonly known as HoteLumiere, and (c) that certain hotel located in St. Louis, Missouri and commonly known as the Four Seasons Hotel St. Louis®, (collectively the “Casino”; and including all restaurants, meeting spaces and other amenities associated with such the Casino, collectively, the “Business”);

WHEREAS, Parent currently provides certain operational services to the Business;

WHEREAS, the Purchase Agreement provides that, at Buyer’s election, Parent will provide Buyer with certain reasonably requested transition services after the Closing;

WHEREAS, Buyer desires to continue to operate the Business upon consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, at Buyer’s request, Parent will cause Sellers to provide to the Companies, after the Closing, the Services (as defined below), during a transitional period of time as provided below, to enable Buyer to conduct the Business as conducted by Sellers immediately prior to the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

TRANSITION SERVICES

Section 1.1     Subject to the terms and conditions of this Agreement, commencing on the Closing Date and until the Initial Termination Date (as defined below) (unless extended or earlier terminated, as applicable, pursuant to ARTICLE 3) with respect to each Service, Parent will cause Sellers to provide to the applicable Company, solely to enable Buyer to conduct the Business as conducted by Sellers immediately prior to the Closing, those services set forth on Exhibit A attached hereto (together with any other services provided by Sellers pursuant to this Agreement, the “Services”) and as are reasonably necessary to transfer administrative support services to Buyer and the Companies. At the request of Buyer, Sellers shall use commercially reasonable efforts to include in the Services the continuation of any goods and services provided to Sellers (if capable of being provided by Sellers) under any Excluded Contract reasonably necessary for the operation of the Business in the same or substantially the same manner as the Business was operated by the Companies as then owned by Sellers immediately prior to the Closing, if Buyer, despite commercially reasonable efforts, has been unable to contract with another Person for those same goods and services upon commercially reasonable terms. In connection with the foregoing, Buyer may, at any time following the commencement of the term of this Agreement, upon written notice to Parent given at least thirty (30) days in advance, request that additional services be added to the Services, so long as such additional services were being provided by Sellers in relation to the Business immediately prior to the Closing and are reasonably necessary for the operation of the Business in the same or substantially the same manner as the Business was operated by the Companies as then owned by Sellers immediately prior to the Closing, and Buyer shall reimburse Parent and Sellers for the Direct Costs (as defined below) of such Services.

Section 1.2     Parent or, at Parent’s direction, Sellers shall be entitled to payment of its Direct Costs for providing such Services. “Direct Costs” means cost not to exceed the cost of labor, material, travel, and other expenditures to the extent the costs are directly incurred to provide the Services. For the avoidance of doubt, “Direct Cost” for Buyer’s use of any of Sellers’ employees’ labor shall not exceed the then-current wage rate for such employee, including benefits. Parent shall endeavor to provide Buyer with an invoice for the Direct Costs each month during the term of this Agreement. The Direct Costs shall be paid within thirty (30) days after the Buyer’s receipt of a statement therefor.

Section 1.3     Parent and Sellers shall be reimbursed by Buyer for all reasonable out-of-pocket business expenses incurred in connection with Parent or Sellers’ performance under this Agreement, including payments to third-party service providers. Parent shall submit itemized requests for reimbursement (or advance payment, as applicable) of such expenditures to Buyer supported by reasonably detailed documentation. Parent shall use commercially reasonable efforts to (i) obtain all necessary licenses, or (ii) modify or amend existing licenses in order for Sellers to obtain all legal authority to provide the Services in accordance with the terms of the Agreement; provided, however, that in no event shall Parent be obligated to provide any compensation or other consideration to cause any third parties to grant any licenses or agree to modify or amend existing licenses or provide any other accommodation. In the event that Parent or Sellers do not obtain such licenses or modify or amend existing licenses prior to the Closing, Parent shall, and shall cause Sellers to, reasonably cooperate with Buyer in Buyer’s efforts to obtain such licenses for the Services. Parent and Sellers shall be reimbursed by Buyer for all reasonable out-of-pocket business expenses incurred in connection with Parent’s or Sellers’ efforts or cooperation as contemplated by this Section 1.3. Parent shall submit itemized requests for reimbursement (or advance payment, as applicable) of such expenditures to Buyer supported by reasonably detailed documentation. All payments due under this Section 1.3 shall be collectively referred to as “Reimbursements”. All Reimbursements shall be paid within thirty (30) days after Buyer’s receipt of a statement therefor, unless Buyer delivers written notice to Parent that it disputes the amount of the Reimbursements (a “Dispute Notice”). In the event Buyer disputes the amount of any Reimbursement, Buyer and Parent shall negotiate in good faith to agree on the amount of the Reimbursements. If Buyer and Parent have not agreed on the amount of the Reimbursements within thirty (30) days following the date on which Parent received the Dispute Notice, then the Parties shall refer any remaining disputed matter(s) for mediation. If the Parties are not able to resolve such disputed matters by mediation within a reasonable time, not to exceed thirty (30) Business Days, then either Party may bring a suit for damages in accordance with Section 4.2.

Section 1.4     The Parties acknowledge that, during the term of this Agreement, Buyer will be arranging for alternative means of providing the Services to the Companies, and Parent agrees to assist Buyer and the Companies in such efforts and will make available to Buyer and the Companies, or cause Sellers to make available to Buyer and the Companies, any and all non-confidential information, methods of operation, processes or data reasonably necessary to ensure that Buyer can provide services that are substantially similar to the Services in a manner that minimizes any material disruptions to the operations of the Business. Buyer and each Company agree that it will comply with the terms of any license or other contractual obligations imposed by a third party applicable to such Company’s use of the Services or the Business.

Section 1.5     Parent, on one hand, and Buyer, on the other hand, will each nominate one or more representatives, as necessary, to act as the primary contact person(s) with respect to the accomplishment of the transactions contemplated by this Agreement (the “Service Coordinators”). The initial Service Coordinators for each Service are set forth on Exhibit A. Unless Parent and Buyer otherwise agree in writing, all communications relating to the Services shall be directed to the Service Coordinators. Each of the Service Coordinators, and any replacement Service Coordinators, shall be a managerial (or higher) level employee of the Party in question and shall be reasonably qualified to perform, or cause to be performed, the responsibilities of this position.

ARTICLE 2

QUALITY OF TRANSITION SERVICES

Section 2.1     Parent represents and warrants that the Services will be performed in good faith and in substantially the same or a similar manner of performance as such Services were performed immediately prior to the Closing Date (subject to any differences resulting from restrictions on Sellers’ legal authority to provide the Services). IN NO EVENT SHALL

PARENT (OR ANY SELLER) BE DEEMED TO MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE EXPRESSLY DISCLAIMED), WITH RESPECT TO THE SERVICES OR THE PROVISION THEREOF.

Section 2.2     Parent, Buyer and the Companies agree to hold periodic transition service meetings to ensure that the Services are being adequately performed following the Closing Date. The meetings shall be conducted telephonically unless a Party requests an in-person meeting. The meetings shall occur no less than once per calendar month and shall be scheduled for the first Business Day of each calendar month, commencing the first calendar month following the Effective Date. Notwithstanding the forgoing, if reasonably requested by Buyer upon no less than forty-eight (48) hours’ notice from Buyer, the Parties will hold additional meetings; provided that in no event may Buyer request more than three (3) additional meetings per month. The Parties agree to use the meetings as a first resort and forum to make improvements, or settle disputes, regarding the Services.

Section 2.3     The Services are intended to provide Buyer temporary aid in the transition of the Business. Buyer acknowledges that the provision of the Services is in no way intended as a guarantee of results or the successful operation of the Business.

Section 2.4     Parent shall have the right to hire third-party service providers to provide all or part of any Service hereunder, but only to the extent that such Service was being provided by a third-party service provider prior to the Closing. Parent shall in all cases retain responsibility for the provision to the Companies of Services to be performed by any third-party service providers.

Section 2.5     In no event shall Parent have any liability under any provision of this Agreement except for Parent’s gross negligence or willful misconduct in performing, or not performing, the Services and, in any event, Parent shall not have liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. Buyer acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 2.1, including the limitations on representations and warranties with respect to the Services.

ARTICLE 3

TERM AND TERMINATION OF TRANSITION SERVICES

Section 3.1     Term.  With respect to each Service, the term of this Agreement as related thereto will be for a period commencing on the Closing Date and continuing for six (6)months (such period, the “Initial Term,” and, such expiration date, the “Initial Termination Date”), unless terminated sooner pursuant to Section 3.2 or extended pursuant to Section 3.3.

Section 3.2     Termination.    Any Service may be terminated by Buyer, in its sole discretion, at any time during the term of this Agreement upon fifteen (15) days’ prior written notice to Parent.

Section 3.3     Extension.   Buyer will use commercially reasonable efforts to terminate the Services as soon as possible following the Closing Date; provided, however, that if, despite its commercially reasonable efforts, Buyer is unable to secure its own services in substitution for any Service on or before the Initial Termination Date for such Service, then, upon written notice from Buyer to Parent reasonably in advance of the applicable Initial Termination Date to enable Sellers to obtain legal authority to continue providing the Service, if applicable, the term of this Agreement as related to such Service shall be extended for such period as may be requested by Buyer up to an additional three (3) months on the same terms and conditions as set forth in this Agreement, unless terminated sooner pursuant to Section 3.2. The term of this Agreement as related to a Service which has been extended beyond the Initial Term is referenced herein as the “Extended Term”.

ARTICLE 4

MISCELLANEOUS

Section 4.1     Relationship of Parties.   None of the provisions of this Agreement is intended to create, nor will it be deemed or construed to create, any relationship (including any fiduciary, partnership, trust or agency relationship) between Sellers, on the one hand, and the Companies and Buyer, on the other hand, other than that of independent entities contracting with each other under this Agreement solely for the purpose of effecting the provisions of this Agreement. Neither Sellers, on the one hand, nor the Companies or Buyer, on the other hand, will be construed to be the employer or joint venturer of the other.

Section 4.2     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)      This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within the State of Delaware, without regard to the conflicts of laws principles thereof.

(b)      Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Federal District Court for the District of Delaware (and appellate courts from any of the foregoing) as the Party instituting such suit, action or proceeding may, in its sole discretion, elect, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court, and (v) to the extent such Party is not otherwise subject to service of process in the State of Delaware, appoints Corporation Service Company as such Party’s agent in the State of Delaware for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such Party personally within such state. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(c)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.2(b).

Section 4.3      Notices.  All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by facsimile (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested). Except as provided otherwise herein, notices delivered by hand or by courier service shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given twenty-four (24) hours after the sender’s receipt of confirmation of successful transmission; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

if to Buyer and the Companies, to:

Tropicana St. Louis LLC

c/o Tropicana Entertainment, Inc.

Brighton and The Boardwalk

Atlantic City, New Jersey 08401

Attention: General Counsel

Facsimile: (609) 345-7190

with a copy, which shall not constitute notice, to:

Brownstein Hyatt Farber Schreck, LLP

410 17th Street, Suite 220

Denver, Colorado 80202

Attn: Kevin A. Cudney, Esq.

Facsimile: 303-223-0966

if to Parent (or Sellers), to:

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Attention: General Counsel

Facsimile: (702) 541-7773

with a copy, which shall not constitute notice, to:

Irell & Manella LLP

1800 Avenue of the Stars

Suite 900

Los Angeles, California 90067

Attention: Ashok W. Mukhey, Esq.

Facsimile: (310) 203-7199

Section 4.4     Interpretation.  When a reference is made in this Agreement to Sections or exhibits, such reference shall be to a Section or exhibit of this Agreement unless otherwise indicated. All exhibits to this Agreement are incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available.

Section 4.5     Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.6     Entire Agreement.  This Agreement, any exhibit to this Agreement, and all documents and instruments referred to in this Agreement, including the Purchase Agreement, constitute the entire agreement with respect to the furnishing of transition services by Parent or Sellers to Buyer or the Companies and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. The Parties make no representations or warranties to each other, except as contained in this Agreement, and neither Parent, Sellers, the Companies, nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective representatives or other representatives, with respect to the execution and delivery of this Agreement or the performance of the Services.

Section 4.7     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 4.8     Assignment.  Without the prior written consent of the other Party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law or otherwise; provided, however, Buyer may assign any of its rights in whole or in part to one or more of Tropicana Entertainment, Inc., or any of its direct or indirect wholly owned Subsidiaries if it has obtained written consent of Parent, not to be unreasonably withheld, conditioned or delayed, provided that no such assignment shall relieve Buyer of any of its obligations hereunder; provided, further that Parent may delegate any of its obligations in whole or in part to any direct or indirect wholly owned Subsidiaries of Parent, provided that no such delegation shall relieve Parent of any of its obligations hereunder . Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning party of any of its obligations hereunder.

Section 4.9     Binding Effect; Parties of Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.10     Mutual Drafting.    Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 4.11     Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Parent.

Section 4.12     Extension; Waiver.   Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any Party or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 4.13     Facsimile Signatures; Counterparts.   This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.14     Fees and Expenses.   The Parties shall bear their own legal fees and costs incurred in the negotiation of this Agreement and prior to the execution of this Agreement. However, in the event that legal action ensues to compel performance of this Agreement, the prevailing Party shall be entitled to an award of the reasonable costs and attorney’s fees incurred in such action.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER	PARENT

TROPICANA ST. LOUIS, LLC, a Delaware limited liability company	PINNACLE ENTERTAINMENT, INC. a Delaware corporation

By:	By:

Name:	Name:

Its:	Its:

EXHIBIT A

SERVICES

Services. Parent shall provide, or shall cause Sellers to provide, the following services:

1.	Marketing Support

a.        Loyalty Program Support

b.        Call Center

2.	Finance/Finance Support

a.        Payables & Payroll Processing

b.        Risk Management

c.        Supply Chain

3.	Human Resources

a.        Benefits Administration

4.	Information Technology

a.        Network Infrastructure and Information Technology Systems, Maintenance & Support

Service Coordinators:

Buyer Service Coordinator:  Lance Millage

Sellers Service Coordinator:  Thomas LaPlaca